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                       NEW BRUNSWICK SCIENTIFIC CO., INC.
                       1991 NONQUALIFIED STOCK OPTION PLAN

                                    ARTICLE 1

                                NAME AND PURPOSE

         1.1 Name. The name of the stock option plan (the "Plan") shall be the New Brunswick Scientific Co., Inc. 1991 Nonqualified Stock Option Plan.

         1.2 Purpose. The Plan is intended to enable New Brunswick Scientific Co., Inc. (the "Company") to attract and retain experienced and exceptional executive employees with managerial and analytical talent, upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. Accordingly, the Plan is intended to provide them with favorable opportunities to purchase equity in the Company through the grant of nonqualified stock options (the "Options"), thereby encouraging them to contribute to the Company's future success and prosperity, and enhancing the value of the Company for the benefit of its other share owners.

                                    ARTICLE 2

                           SHARES SUBJECT TO THE PLAN

         2.1 Number of Shares. The stock subject to options issued under this Plan shall be shares of the Company's Common stock, par value $.0625 per share (the "Shares"). The total amount of Shares with respect to which options may be granted shall be 662,000 shares, subject to adjustment in accordance with the provisions of Section 2.2. Shares issuable under the Plan shall be authorized but unissued Shares of the Company, including treasury shares. If any Option granted under the Plan expires or otherwise terminates, in whole or in part, without having been exercised, the Shares subject to the unexercised portion of such Option shall be available for the granting of Options under the Plan as fully as if such Shares had never been subject to an Option.

         2.2 Adjustments. The number of Shares that may be issued under the Plan, as stated in Section 1, and the number of Shares issuable upon exercise of outstanding Options under the Plan (as well as the exercise price per share under such outstanding Options shall be equitably adjusted by the Committee (referred to in Section 3.2) to reflect: (a) any stock dividend or stock split,
(b) any subdivision or combination of outstanding shares or (c) any other reorganization or change in the stock or capital structure of the Company in connection with which the Company issues additional shares of capital stock without receiving any consideration therefor.

                                   ARTICLE 3

                             ADMINISTRATION OF PLAN

         3.1 Stock Options. As used in the Plan, the term "Options" or "nonqualified stock options" means options that are not intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

         3.2 Committee Authority in General. Except as otherwise provided below, the Plan shall be administered by a Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). The Committee shall have full authority to establish, from time to time, such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to make such determinations and interpretations under or in connection with the Plan and the Options granted hereunder, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its stockholders, employees (including former employees), and directors, and any related corporation, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

         3.3 Committee Members. The Committee shall be composed of al least two
(2) persons who are members of the Board of Directors. No member of the Committee may receive any options under the Plan, and no member may have received any such options for a period of at least one (1) year prior to his or her election to serve on the Committee. The Board may from time to time remove members from, or add members to, the Committee. The Board may on its own motion, amend the requirements, for eligibility for service on the Committee as may be reasonably required, in the judgment of the Board, in order to qualify each member of the Committee as a "disinterested person," as defined in the regulations of the Securities and Exchange Commission pertaining to Section 16(b) of the Securities Exchange Act of 1934.

         3.4 Actions of the Committee. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and a vote of the majority of those members present at any meeting, or acts approved in writing by a majority of the Committee, shall decide any question before the Committee.

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         3.5 Exoneration. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under this Plan, except those resulting from such member's gross negligence or willful misconduct.

         3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the Company shall defend, indemnify and hold harmless the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts paid or payable by them in settlement thereof provided such settlement is approved by independent legal counsel selected by the Company or paid or payable by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith on the part of the Board or Committee member seeking indemnification hereunder, provided that upon the institution of any such action, suit or proceeding a Committee member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such committee member undertakes to handle and defend it on her or his own behalf.
                                    ARTICLE 4

                                   ELIGIBILITY

         The persons eligible to participate in the Plan shall be executive, managerial, or supervisory employees (except any employee who may be ineligible as a result of his or her appointment to the Committee) of the Company and its subsidiary companies who may be designated by the Committee. The persons eligible to receive Options under the Plan are referred to in this Plan as "Eligible Individuals." The Committee shall have the full discretion and authority to determine the persons to whom Options shall be granted under the Plan and to recommend the date of grant and the other conditions thereof, subject to the express terms of this Plan.

                                   ARTICLE 5

                                  OPTION TERMS

         5.1 Price of Options. The purchase price per Share (the "Option Price") under each Option granted under the Plan shall be determined and fixed by the Committee in its discretion, but shall not be less than the fair market value of such Shares on the date of grant of such Option. The fair market value of a Share on any day shall mean (a) the last reported closing price of a Share as quoted by Nasdaq and reported in The Wall Street Journal (or other reputable financial publication, in the event The Wall Street Journal is unavailable); or
(b) if at any time the Company's Common stock is not eligible for quotation on Nasdaq, such other method of determining fair market value as shall be permitted by the Code or the rules or regulations thereunder, and adopted by the Committee from time to time.

         5.2 Maximum Exercise Period. The Committee shall fix the term of all Options, provided that such term shall not exceed ten years from the date of grant of such Option (the "Expiration Date").

         5.3 Installment Exercise. No Option may be exercised, in whole or part, until one year after the date upon which such Options are granted (the "Grant Date"). Options shall thereafter become exercisable in installments. Twenty percent (20%) of the Options granted shall become exercisable one (1) year after the Grant Date and twenty percent (20%) shall become exercisable each year thereafter until all Options are exercisable at the end of five (5) years. An Option may be exercised as to less than the full amount of Shares then available for purchase under the Option, but must be exercised in multiples of full shares of stock, rather than fractional shares. An option may not be exercised more than ten times during the term of the Option.

         5.4 Payment. The Option Price shall be payable in cash or by check, bank draft, or postal or express money order. At the Committee's discretion, all or part of the Option Price may be paid by delivery of shares of Common stock of the Company having an aggregate fair market value equal to the portion of the Option Price not otherwise satisfied in cash or by check. The Committee shall determine acceptable methods for tendering shares of Common stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of such stock to exercise an Option as it deems appropriate.

         5.5 Method of Exercise. An Option, or portion of an Option, shall be exercised by delivery of a written notice of exercise to the Company, accompanied by payment in full of the purchase price for the Shares with respect to which the Option is exercised. Until such Shares are issued, the holder of the Option shall have none of the rights of a share owner. In its discretion, the Committee may require that the exercise of an Option be conditioned upon the execution by the optionee of a written election under Section 83(b) of the Code.
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         5.6 Transferability. No Option shall be assignable or transferable by an optionee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the optionee, the Option shall be exercisable only by him, or in the event of his legal disability by his legal representative.

         5.7 Termination of Employment. If an optionee ceases to be employed by the Company for any reason other than death, voluntary retirement after attaining age 65 or disability (as described in Section 5.9 below) prior to the Expiration Date of any Options, such unexercised Option shall terminate as of the dale of such termination of employment.

         5.8 Death of Optionee. If an optionee dies while an employee of the Company and if on the date of death an optionee holds an Option that is not fully exercised, then for a period of six (6) months after the optionee's death or the unexpired term of the Option, whichever is less, the Option may be exercised by the executor or administrator of the optionee or by any person who acquires the Option from the optionee by bequest or inheritance, to the extent that the optionee could have exercised such Option on the date of his or her death.

         5.9 Retirement or Disability of Optionee. If an optionee ceases to be employed by the Company or its subsidiary corporations by reason of voluntary retirement after attaining the age of 65 or by reason of disability and if on the date of termination of employment the optionee holds an Option that is not fully exercised, then for a period of six months after the date of termination of employment or the unexpired Option term, whichever is less, the Option may be exercised to the extent that the optionee had the right to exercise such Option as of the date of termination of employment. If such optionee dies within six months after the date of termination of employment and if on the date of his death he held an Option that is not fully exercised, then to the extent and for the period that the optionee could have exercised the Option under this Section
5.9 had he survived, the Option may be exercised by the executor or administrator of the optionee or by any person who acquires the Option from the optionee by bequest or inheritance. A "disability" shall, for all purposes under this plan, be defined as set forth in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended.

         5.10 Option Agreement and Further Conditions. As soon as practicable after the grant of an Option, each optionee shall enter into, and be bound by the terms of, a nonqualified stock option agreement (the "Nonqualified Stock Option Agreement") which shall state the number of Shares to which the Option pertains. The Nonqualified Stock Option Agreement shall set forth such terms, conditions and restrictions regarding the Option not inconsistent with the Plan as the Committee shall determine. Without limiting the generality of the foregoing, the Committee, in its discretion, may impose further conditions upon the exercisability of Options and restrictions on transferability with respect to Shares issued upon exercise of Options.

                                    ARTICLE 6

                            MISCELLANEOUS PROVISIONS

         6.1 Registration of Shares. The Company may, but shall not be obligated to, register the Options or the Shares received upon exercise of an Option, or both, with the Securities and Exchange Commission and any state securities law commission or agency. In the absence of such registration, both the Options and the Shares:

  (i)     will be issued only pursuant to an exemption from registration;

  (ii) cannot be sold, pledged, transferred or otherwise disposed of in the absence of an effective registration statement or an opinion of counsel satisfactory to the Company that such registration is not required; and

  (iii) will bear an appropriate restrictive legend setting forth the statement contained in subparagraph (ii) above.

         The Company shall not be required to sell or issue any Shares under any Option if the issuance of such Shares would, in the judgment of the Company, constitute or result in a violation by the Optionee or the Company of any provision of law or regulation of any governmental agency. The Company at its discretion, may require the optionee to sign, when exercising an Option, an investment letter satisfactory to the Company.

         6.2 Application of Funds. The funds received by the Company upon the exercise of Options and otherwise under the Plan shall be used for general corporate purposes as permitted by law.

         6.3 Withholding of Taxes. The obligation of the Company to deliver Shares upon the exercise of any Option shall be subject to any applicable Federal, state and local tax withholding requirements.

         6.4 Governing Law. This Plan shall. to the maximum extent possible, be governed by the laws of the State of New Jersey.

         6.5 Employment Rights. The grant of an Option under this Plan shall not impose on the Company or its subsidiary

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corporations any obligation to continue to employ any optionee, and the right of the Company or its subsidiary corporations to terminate the employment of any person shall not be diminished or affected by reason of such grant of an Option.

                                    ARTICLE 7

                            AMENDMENT AND TERMINATION

         7.1 Authority of Board of Directors. Except as otherwise provided in
Section 7.2, the Board at any time, and from time to time, may suspend or discontinue the Plan or amend it in any respect as the Board may deem appropriate and in the best interests of the Company; provided, however, that no such suspension, discontinuance or amendment shall materially impair the rights of any holder of any Option granted under this Plan prior to such amendment, suspension or termination, without the consent of such holder.

         7.2 Shareholder Approval of Amendments. No amendment of this Plan shall be made which would, without the approval of the shareholders holding at least a majority of the outstanding shares of the Company voted at a meeting of such shareholders: (a) materially increase the benefits accruing to participants under the Plan; (b) increase the number of Shares that may be issued under the Plan (except for adjustments permitted or required under Section 2.2 above); materially modify the requirements as to eligibility for participation in the Plan; or (d) extend the term during which Options may be granted or exercised.

         7.3 Termination. No Options may be granted after ten years after the date on which this Plan was approved by the Board, provided, however, that the Plan and all outstanding Options shall remain in effect until such Options have expired or vested, as the case may be, or are terminated in accordance with the Plan.


                                    ARTICLE 8

                     SHAREHOLDER APPROVAL AND EFFECTIVE DATE

         This Plan is subject to the approval of the holders of at least a majority of the votes cast by the holders of shares entitled to vote thereon, which approval shall be obtained at the annual shareholder's meeting following the adoption of the Plan by the Board. If the shareholders shall not approve the Plan as aforesaid, the Plan shall not be effective, and any and all actions taken prior thereto shall be null and void or shall, if necessary, be deemed to have been fully rescinded.